Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President-Finance
Dover, Delaware, July 29, 2010	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC. REPORTS

RESULTS FOR THE SECOND QUARTER ENDED JUNE 30, 2010

Dover Downs Gaming & Entertainment, Inc. (NYSE: DDE) today reported results for the three months ended June 30, 2010.

The Company’s revenues for the second quarter of 2010 were $58,458,000 compared with $58,530,000 for the second quarter of 2009.

Gaming revenues were down 1.1% compared to the second quarter of 2009.  The Company commenced table game operations on June 25, 2010 with 40 tables including blackjack, craps and roulette.  The 12 table Crown Royal poker room opened on July 14, 2010.

Other operating revenues increased 9.9% from higher cash hotel and food and beverage revenues.  Occupancy levels in the Dover Downs Hotel were approximately 85% for the second quarter of 2010 compared with approximately 83% for the second quarter of 2009.

Gaming expenses were higher from significantly increased gaming taxes and fees that became effective on May 28, 2009.  The impact of these tax increases was approximately $2.3 million or approximately $.04 per diluted share for the second quarter of 2010.  The impact of these increases in their first full year after enactment was approximately $14 million or approximately $.25 per diluted share.  Table game related expenses, which primarily consisted of training and start-up costs, were approximately $700,000 for the quarter.

Interest expense increased $248,000 during the quarter as a result of higher interest rates.

The effective income tax rate remained consistent at 41.3% for the second quarter of 2010 compared to 41.0% in the second quarter last year.  The Company expects the effective income tax rate to approximate 42% for the year.

Net earnings were $2,277,000, or $.07 per diluted share, compared with $3,938,000, or $.12 per diluted share for the second quarter of 2009.

Denis McGlynn, the Company’s President and Chief Executive Officer, stated:  “With continued difficult economic conditions and clearly slower economic growth in the second quarter, we are pleased to have overall revenues consistent with last year.  Our team did a fantastic job getting table games up and running and transforming us into a full service casino operation.”

The Company announced yesterday that its Board of Directors declared a quarterly dividend of $.03 per share payable on September 10, 2010 to shareholders of record at the close of business on August 10, 2010.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions.  Such statements are subject to various risks and uncertainties that could cause results to vary materially.  Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Downs Gaming & Entertainment, Inc. is a diversified gaming and entertainment company whose operations consist of Dover Downs Casino — a 165,000-square foot casino complex featuring popular table games, the latest in slot machine offerings, multi-player electronic table games, the Crown Royal poker room, and a Race & Sports Book operation; the Dover Downs Hotel and Conference Center — a 500 room AAA Four Diamond hotel with conference, banquet, fine dining, spa, retail, ballroom and concert hall facilities; and Dover Downs Raceway — a harness racing track with pari-mutuel wagering on live and simulcast horse races.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenues:
Gaming (1)	$52,722	$53,310	$104,418	$108,213
Other operating (2)	5,736	5,220	10,090	9,397
	58,458	58,530	114,508	117,610
Expenses:
Gaming	44,829	42,463	88,801	85,616
Other operating	4,347	3,908	7,799	7,251
General and administrative	1,706	1,778	3,433	3,508
Depreciation	2,823	3,073	5,846	6,021
	53,705	51,222	105,879	102,396

Operating earnings	4,753	7,308	8,629	15,214

Interest expense	876	628	1,559	1,265

Earnings before income taxes	3,877	6,680	7,070	13,949

Income taxes	1,600	2,742	3,120	5,718

Net earnings	$2,277	$3,938	$3,950	$8,231

Net earnings per common share:
- Basic	$0.07	$0.12	$0.12	$0.26
- Diluted	$0.07	$0.12	$0.12	$0.26

Weighted average shares outstanding:
- Basic	31,555	31,493	31,551	31,489
- Diluted	31,555	31,493	31,551	31,489

(1)         Gaming revenues from the Company’s slot machine and table game operations include the total win from such operations. The Delaware State Lottery Office collects the win and remits a portion thereof to the Company as its commission for acting as a Licensed Agent.  The difference between total win and the amount remitted to the Company is reflected in gaming expenses.

(2)         Other operating revenues do not include the retail amount of promotional allowances which are provided to customers on a complimentary basis.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	June 30,	December 31,
	2010	2009
ASSETS

Current assets:
Cash	$15,933	$21,415
Accounts receivable	3,058	2,636
Due from State of Delaware	5,734	11,069
Inventories	2,206	2,170
Prepaid expenses and other	2,049	2,151
Receivable from Dover Motorsports, Inc.	8	5
Income taxes receivable	—	129
Deferred income taxes	1,244	1,209
Total current assets	30,232	40,784

Property and equipment, net	190,458	192,360
Other assets	849	863
Total assets	$221,539	$234,007

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$4,463	$3,078
Purses due horsemen	5,757	10,219
Accrued liabilities	7,309	8,788
Income taxes payable	1	—
Deferred revenue	221	306
Total current liabilities	17,751	22,391

Revolving line of credit	85,025	95,125
Liability for pension benefits	4,941	4,900
Other liabilities	626	186
Deferred income taxes	3,698	4,166
Total liabilities	112,041	126,768

Stockholders’ equity:
Common stock	1,564	1,546
Class A common stock	1,660	1,660
Additional paid-in capital	2,138	1,664
Retained earnings	105,573	103,559
Accumulated other comprehensive loss	(1,437)	(1,190)
Total stockholders’ equity	109,498	107,239
Total liabilities and stockholders’ equity	$221,539	$234,007

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Six Months Ended
	June 30,
	2010	2009

Operating activities:
Net earnings	$3,950	$8,231
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	5,846	6,021
Amortization of credit facility origination fees	34	18
Stock-based compensation	609	478
Deferred income taxes	(572)	(124)
Changes in assets and liabilities:
Accounts receivable	(422)	408
Due from State of Delaware	5,335	4,267
Inventories	(36)	(58)
Prepaid expenses and other	79	(527)
Receivable from/payable to Dover Motorsports, Inc.	(3)	(2)
Accounts payable	(361)	(510)
Purses due horsemen	(4,462)	(3,987)
Accrued liabilities	(1,479)	640
Income taxes payable/receivable	369	(887)
Deferred revenue	(85)	21
Other liabilities	68	267
Net cash provided by operating activities	8,870	14,256

Investing activities:
Capital expenditures	(2,198)	(2,081)
Proceeds from sale of available-for-sale securities	41	—
Purchase of available-for-sale securities	(42)	—
Net cash used in investing activities	(2,199)	(2,081)

Financing activities:
Borrowings from revolving line of credit	49,985	89,775
Repayments of revolving line of credit	(60,085)	(97,475)
Dividends paid	(1,936)	(3,208)
Repurchase of common stock	(117)	(59)
Net cash used in financing activities	(12,153)	(10,967)

Net (decrease) increase in cash	(5,482)	1,208
Cash, beginning of period	21,415	17,889
Cash, end of period	$15,933	$19,097